Exhibit 10.19

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of December 31, 2024, by and between CUSTOMERS BANK (“Bank”) and CARLSMED, INC. (“Borrower”).

RECITALS

A.
Borrower and Bank are parties to that certain Loan and Security Agreement dated as of December 20, 2022, as amended by that certain First Amendment to Loan and Security Agreement dated as of March 21, 2023, that certain Second Amendment to Loan and Security Agreement dated as of October 2, 2023, and that certain Third Amendment to Loan and Security Agreement dated as of March 7, 2024 (the “Original Loan Agreement”, as amended from time to time, including by this Amendment, the “Loan Agreement”). All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

B.
From and after the date hereof, Bank and Borrower desire to supplement the terms and provisions of the Original Loan Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1.
Amendment to Loan Agreement. Subject to the terms and conditions of this Amendment, including, without limitation, the conditions to effectiveness set forth in Section 6 below, the Original Loan Agreement is hereby amended as follows:

1.1.
The following defined terms are hereby added to Section 1.1 of the Loan Agreement, as follows:

“Cumulative Revenue Milestone” means Loan Parties’ achievement of at least Thirty-Nine Million Dollars ($39,000,000) in Revenue during the 2025 calendar year, as determined by Bank in its good-faith business judgment with reference to the financial information provided under Section 6.3(a) hereof.

“Fifth Monthly Revenue Milestone” means Loan Parties’ achievement of Trailing Six-Month Revenue of at least Twenty-Five Million Dollars ($25,000,000), as determined by Bank in its good-faith business judgment with reference to the financial information provided under Section 6.3(a) hereof, prior to June 30, 2026.

“Fourth Amendment Effective Date” means December 30, 2024.

“Liquidity Ratio” means the ratio of (a) (i) Loan Parties’ unrestricted cash at Bank plus (ii) Loan Parties’ unrestricted cash maintained at financial institutions other than Bank and subject to a perfected security interest in favor of Bank plus (iii) fifty percent (50%) of Loan Parties’ net trade Accounts, to (b) all of Loan Parties’ outstanding Indebtedness to Bank. The inputs in clauses (a)(i) and (b) above will be the amount of unrestricted cash at Bank or Indebtedness to Bank, as applicable, at the time of testing. The input in clause (a)(ii) above will be the balance for each applicable bank account as reflected in the most recent account balance reporting delivered in accordance with Section 6.3. The input in clause (a)(iii) above will be the amount reported with the most recent monthly reporting delivered in accordance with Section 6.3.

“Sixth Monthly Revenue Milestone” means Loan Parties’ achievement of Trailing Six-Month Revenue of at least Thirty Million Dollars ($30,000,000), as determined by Bank in its good-faith business judgment with reference to the financial information provided under Section 6.3(a) hereof, prior to December 31, 2026.

1.2.
The following defined terms in Section 1.1 of the Loan Agreement are hereby amended and restated, as follows:

“Availability End Date” means July 31, 2026; provided that

(a) if Loan Parties achieve the Fifth Monthly Revenue Milestone, “Availability End Date” will instead mean January 31, 2027; and

(b) if Loan Parties achieve the Fifth Monthly Revenue Milestone and the Sixth Monthly Revenue Milestone, “Availability End Date” will instead mean July 31, 2027.

“Term Loan” means credit extensions of up to Twenty-Three Million One Hundred Twenty-Five Thousand Dollars ($23,125,000); provided that, upon achievement of the Fifth Monthly Revenue Milestone, “Term Loan” will instead mean credit extensions of up to Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000).

“Term Loan Maturity Date” means October 31, 2029.

“Warrant” means each of (a) that certain Amended and Restated Warrant to Purchase Stock dated on or about the Fourth Amendment Effective Date issued by Borrower to Bank, (b) that certain Second Warrant to Purchase Stock dated on or about the Fourth Amendment Effective Date issued by Borrower to Bank, and (c) any other warrant issued by Borrower to Bank thereafter, each as amended, restated, supplemented, or otherwise modified from time to time.

1.3.
Section 2.1(a) of the Loan Agreement is hereby amended and restated, as follows:
(a)
Term Loan Advances.
(i)
Outstanding Term Loan Advances. Bank has previously made Term Loan Advances to Borrower. As of the Fourth Amendment Effective Date, the aggregate principal amount of Term Loan Advances outstanding is Fifteen Million Six Hundred Twenty-Five Thousand Dollars ($15,625,000).
(ii)
Term Loan. Subject to and upon the terms and conditions of this Agreement, Borrower may request, at any time from the date hereof through the Availability End Date, and Bank agrees to make Term Loan Advances to Borrower in an aggregate amount not to exceed the Term Loan (inclusive of Term Loan Advances advanced prior to the Fourth Amendment Effective Date). Interest shall accrue from the date of each Term Loan Advance at the rate specified in Section 2.3 and shall be payable monthly on the last day of each month so long as any Term Loan Advances are outstanding. Any Term Loan Advances that are outstanding on the Availability End Date shall be payable in thirty-nine (39) equal monthly installments of principal (provided, however, that (A) upon achievement of the Fifth Monthly Revenue Milestone, any Term Loan Advances that are outstanding on the Availability End Date shall be payable in thirty-three (33) equal monthly installments of principal, and (B) upon achievement of the Fifth Monthly Revenue Milestone and the Sixth Monthly Revenue Milestone, any Term Loan Advances that are outstanding on the Availability End Date shall be payable in twenty-seven (27) equal monthly installments of principal), plus all accrued interest, beginning on the date one (1) month following the Availability End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(a) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan Advances, in whole or in part, without penalty or premium.
(iii)
Advance Request Form. When Borrower desires to obtain a Term Loan Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail to be received no later than 3:00 p.m. Eastern time three (3) Business Days before the day on which the Term Loan Advance is to be made. Such notice shall be substantially in the form set forth in the Client Reporting File. The notice shall be signed by a Responsible Officer or its designee.

1.4.
Section 5.4 of the Loan Agreement is hereby amended and restated, as follows:

5.4 Revenue Contracts. The contracts yielding Revenue (included in the calculation of the Fifth Monthly Revenue Milestone and the Sixth Monthly Revenue Milestone) are bona fide existing obligations. The property and services giving rise to such contracts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. No Loan Party has received notice of an actual or imminent Insolvency Proceeding of any account debtor under a contract yielding Revenue (included in the calculation of the Fifth Monthly Revenue Milestone and the Sixth Monthly Revenue Milestone).

1.5.
Section 6.3 of the Loan Agreement is hereby amended by adding the following paragraph at the end thereof:

As soon as available, but in any event within thirty (30) days after the end of each calendar month, account statements for each account maintained by a Loan Party at any bank or financial institution outside Bank and, upon Bank’s request, an inter-month snapshot of any such account.

1.6.
Section 6.11 of the Loan Agreement is hereby amended and restated, as follows:

6.11 Financial Covenants. Loan Parties shall maintain at all times at least one of the covenants in clauses (a) and (b) below, provided that, if, as of the last day of a month, no minimum Revenue covenant level has been established in Section 6.11(b) below, then Loan Parties must maintain the financial covenant in Section 6.11(a) below on that day and at all times thereafter until minimum Revenue covenant levels for future periods have again been established in Section 6.11(b).

(a) Minimum Liquidity Ratio.

(i) Loan Parties shall maintain, on a consolidated basis, a Liquidity Ratio of at least 1.00 to 1.00 (the “Required LQR”), tested on a continuous basis; provided that, if Loan Parties achieve the Cumulative Revenue Milestone, then, beginning on January 1, 2026 and at all times thereafter, the Required LQR will instead be 0.80 to 1.00.

(ii) Notwithstanding the foregoing, if, after achievement of the Cumulative Revenue Milestone, Loan Parties fail to maintain a Liquidity Ratio of at least 0.80 to 1.00 at any time (the “Liquidity Trigger Event”), Loan Parties shall not be in violation of this Section 6.11(a) if, within thirty (30) days after the applicable Liquidity Trigger Event, Loan Parties receive additional funding from their existing investors in the amount required to restore Loan Parties’ Liquidity Ratio to at least 1.00 to 1.00.

(iii) In the event that Loan Parties satisfy the requirement in clause (ii) above with respect to a Liquidity Trigger Event, Loan Parties shall be deemed to have cured the associated violation. For the avoidance of doubt, Loan Parties shall thereafter maintain the requisite Liquidity Ratio in accordance with clause (i) above (subject to the cure right in clause (ii) above).

(b) Minimum Revenue. Measured monthly as of the last day of each month and calculated on a trailing-six-months basis, Loan Parties shall achieve consolidated Revenue of at least the amounts shown in the table immediately below for the corresponding measurement periods. For subsequent measurement periods, Bank and Loan Parties hereby agree that, by January 31 of each year during the term of this Agreement, Loan Parties shall provide Bank with a budget for such year approved by Borrower’s Board of Directors, and Bank and Loan Parties shall establish minimum Revenue amounts for such periods at 80% of the amounts identified in the applicable budget. Such amounts shall be incorporated herein by an amendment, which Loan Parties agree to execute by the last day of February of the applicable year.

Measurement Period Ending	Minimum Revenue
November 30, 2024	$12,909,375
December 31, 2024	$12,830,325
January 31, 2025	$12,275,840
February 28, 2025	$12,888,640
March 31, 2025	$13,779,840

April 30, 2025	$14,307,680
May 31, 2025	$14,857,840
June 30, 2025	$15,672,000
July 31, 2025	$16,488,000
August 31, 2025	$17,208,000
September 30, 2025	$17,856,000
October 31, 2025	$18,744,000
November 30, 2025	$19,608,000
December 31, 2025	$20,328,000

1.7.
Section 7.2 of the Loan Agreement is hereby amended and restated, as follows:

7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Loan Parties and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Loan Parties as of the Closing Date; or suffer or permit a Change in Control; or without fifteen (15) days’ prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or, without Bank’s prior written consent, change the date on which its fiscal year ends; or, at any time prior to an initial public offering of Borrower’s equity securities, suffer a change on Borrower’s Board of Directors that results in the failure of at least one (1) partner of either (a) B Capital or any of its Affiliates or (b) U.S. Venture Partners or any of its Affiliates to serve as a voting member without the prior written consent of Bank, which may be withheld in Bank’s sole discretion.

2.
Release.
2.1.
Borrower acknowledges that Bank would not enter into this Amendment without Borrower’s assurance hereunder. Except for the obligations arising hereafter under the Loan Agreement, Borrower hereby absolutely discharges and releases Bank, any person or entity that has obtained any interest from Bank under the Loan Agreement, and each of Bank’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents, and attorneys from any known or unknown claims which Borrower now has against Bank of any nature, including any claims that Borrower and its successors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort, or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby.
2.2.
The provisions, waivers, and releases set forth in this Section are binding upon Borrower and Borrower’s shareholders, agents, employees, assigns, and successors in interest. The provisions, waivers, and releases of this Section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns, and successors in interest.
2.3.
Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title, and interest in and to all of the claims released hereby, and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, or liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.
2.4.
The provisions of this Section shall survive payment in full of the Obligations, full performance of all of the terms of this Amendment and the Loan Agreement, and/or Bank’s actions to exercise any remedy available under the Loan Agreement or otherwise.

3.
No Course of Dealing; Strict Performance. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

4.
Ratification; No Waiver. The Loan Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Loan Agreement, as in effect prior to the date hereof.

5.
Representations and Warranties; No Event of Default. Borrower represents and warrants that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Amendment and that no Event of Default has occurred and is continuing.
6.
Conditions to Effectiveness.
6.1.
As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)
this Amendment, duly executed by Borrower;
(b)
an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;
(c)
a Second Warrant to Purchase Stock, duly executed by Borrower;
(d)
an Amended and Restated Warrant to Purchase Stock, duly executed by Borrower;
(e)
payment of a $25,000 facility fee, which may be debited from any of Borrower’s accounts;
(f)
payment of all reasonable Bank Expenses incurred through the date of this Amendment, including up to $15,000 of Bank’s reasonable and documented out-of-pocket expenses for the documentation of this Amendment and any related documents and any UCC, good standing, or intellectual property search or filing fees in connection therewith, which may be debited from any of Borrower’s accounts; and
(g)
such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
6.2.
As a condition to the effectiveness of this Amendment, Borrower shall have received, in form and substance satisfactory to Borrower, this Amendment, duly executed by Bank.
7.
Governing Law. This Amendment shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity, and performance, and none of its terms or provisions may be waived, altered, modified, or amended except as Bank may consent thereto in writing duly signed for and on its behalf.
8.
Incorporation of Loan Agreement Provisions. The provisions contained in Article 12 (Jurisdiction and Jury Trial Waiver) and in Section 13.2 (Indemnification) of the Loan Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.
9.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

CARLSMED, INC.

By:	/s/ Michael Cordonnier
Name:	Michael Cordonnier
Title:	CEO

CUSTOMERS BANK

By:	/s/ Matthew K. Jacobs
Name:	Matthew K. Jacobs
Title:	Managing Director

[Signature Page to Fourth Amendment to Loan and Security Agreement]